EXHIBIT 12

                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars In Millions)

                                          For the Three Months     For the Six Months
                                                 Ended                   Ended
                                         ---------------------     -------------------
                                         June 28,     June 30,     June 28,   June 30,
                                           1996         1995         1996       1995
                                         --------     --------     --------   --------

Total pretax earnings from continuing
  operations ...........................  $  698       $  464      $1,369       $ 843
                                          ------       ------      ------       -----


Add:

  Fixed Charges

    Interest ...........................   2,808        3,032       5,565       5,813

    Other (A)...........................      38           34          77          69
                                          ------       ------      ------      ------

Total fixed charges ....................   2,846        3,066       5,642       5,882
                                          ------       ------      ------      ------


Preferred stock dividend requirements ..      19           19          37          39
                                          ------       ------      ------      ------

Total combined fixed charges and
 preferred stock dividends .............   2,865        3,085       5,679       5,921
                                          ------       ------      ------      ------

Pretax earnings before fixed charges ...  $3,544       $3,530      $7,011      $6,725
                                          ======       ======      ======      ======

Pretax earnings before combined fixed
 charges and preferred stock dividends..  $3,563       $3,549      $7,048      $6,764
                                          ======       ======      ======      ======


Ratio of earnings to fixed charges .....    1.25        1.15         1.24        1.14

Ratio of earnings to combined fixed
 charges and preferred stock dividends..    1.24        1.15         1.24        1.14

(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.